EXHIBIT 4

AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the Common Stock, $0.001 par value, of Ardea Biosciences, Inc. is being filed with the Securities and Exchange Commission on behalf of each of them.

December 19, 2008

By:  /s/ Julian C. Baker
        Julian C. Baker

By:  /s/ Felix J. Baker
       Felix J. Baker